Exhibit 1.1

Annexure One

Telecom Corporation of New Zealand Limited

Segmental Reporting

For the nine months ended 31 March 2003

Geographical Segments

	New Zealand Operations NZ$M	Australian Operations NZ$M	Other Operations NZ$M	Eliminations & Abnormal items NZ$M	Consolidated NZ$M

Operating revenue
External revenue	2,735	1,106	56	—	3,897
Internal revenue	—	—	—	—	—

Total revenue	2,735	1,106	56	—	3,897
Segment result	1,023	11	15	39	1,088
Segment assets	4,748	1,394	883	702	7,727

Industry Segments

	NZ Wireline NZ$M	NZ Mobile NZ$M	International NZ$M	Internet & Directories NZ$M	Australian Consumer NZ$M	Australian Business NZ$M	Corporate and Other NZ$M	Eliminations & Abnormal items NZ$M	Total NZ$M

Operating revenue
External revenue	1,917	464	155	268	509	579	5	—	3,897
Internal revenue	167	121	131	3	15	20	—	(457)	—

Total revenue	2,084	585	286	271	524	599	5	(457)	3,897
Segment result	972	96	30	111	16	(8)	(129)	—	1,088
Segment assets	3,115	1,015	761	231	466	953	1,809	(623)	7,727

Annexure One

Telecom Corporation of New Zealand Limited

Segmental Reporting

As at and for the nine months ended 31 March 2003

Geographical Segments

	New Zealand Operations NZ$M	Australian Operations NZ$M	Other Operations NZ$M	Eliminations & Abnormal Items NZ$M	Consolidated NZ$M

Operating revenue
External revenue	2,808	1,355	47	—	4,210
Internal revenue	—	1	—	(1)	—

Total revenue	2,808	1,356	47	(1)	4,210
Segment result	1,118	16	(1)	(68)	1,065
Segment assets	4,715	2,192	748	1,563	9,218

Industry Segments

	NZ Wireline NZ$M	NZ Mobile NZ$M	International NZ$M	Internet & Directories NZ$M	Australian Consumer NZ$M		Australian Business NZ$M	Corporate and Other NZ$M	Eliminations & Abnormal Items NZ$M	Total NZ$M

Operating revenue
External revenue	1,919	457	214	238	690		654	38	—	4,210
Internal revenue	180	116	171	3	25		26	—	(521)	—

Total revenue	2,099	573	385	241	715		680	38	(521)	4,210
Segment result	913	84	74	90	33		(20)	(109)	—	1,065
Segment assets	3,209	847	645	216	1,815	*		3,761	(1,275)	9,218

*	This represents assets for the combined Australian Consumer and Business segments. Due to the structure of Telecom’s accounting systems it is not currently practicable to separate segment assets for these two segments.